UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1
TO
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2010 (April 3, 2009)

LIBERATOR, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-53514	26-3213475
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2745 Bankers Industrial Drive Atlanta, GA	30360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-246-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to our current report on Form 8-K (“Form 8-K/A”) is filed to address comments issued by the Securities and Exchange Commission in a letter dated January 12, 2010. The filing of this Form 8-K/A shall not be deemed an admission that the original filing, when made, included any untrue statement of material fact or omitted to state a material fact necessary to make a statement not misleading.

Further, as described in more detail under the “Business” section of Item 2.01 below, we entered into a Merger and Recapitalization Agreement on October 19, 2009 whereby we agreed to merge with and into WES Consulting, Inc. This transaction has not closed as of the date of this report as we have not, yet, satisfied the information statement rules of the Securities and Exchange Commission and all of the closing conditions are not satisfied. Thus, this report contains disclosures about the registrant in light of the fact that the transaction has not closed.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “likely,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report on Form 8-K, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Current Report on Form 8-K, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission that are incorporated into this Current Report on Form 8-K by reference. The following discussion should be read in conjunction with our annual report on Form 10-K and our quarterly reports on Form 10-Q incorporated into this Current Report on Form 8-K by reference, and the consolidated financial statements and notes thereto included in our annual and quarterly reports. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report on Form 8-K may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report on Form 8-K. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Current Report on Form 8-K could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report on Form 8-K to conform our statements to actual results or changed expectations.

NOTE REGARDING WEBSITE ADDRESSES

This Current Report on Form 8-K contains references to certain website addresses. The reader is advised that that the URL’s for such websites are included in this Current Report on Form 8-K as inactive textual references only.

Item 1.01 Entry Into A Material Definitive Agreement

As more fully described in Item 2.01 below, on April 3, 2009, Remark Enterprises Inc. (the “Company”) executed the Stock Purchase and Recapitalization Agreement by and among the Company, One Up Acquisition, Inc., a Georgia corporation and wholly owned subsidiary of the Company (the “Subsidiary”), One Up Innovations, Inc., a Georgia corporation (“OneUp”), and Louis S. Friedman, majority shareholder of OneUp (the “Merger Agreement”). The Merger Agreement provides for the acquisition of OneUp whereby the Subsidiary and OneUp will merge (the “Merger”) and all of the issued and outstanding common stock of OneUp will be exchanged for an aggregate of 45,000,000 shares of the Company (90% of the total issued and outstanding common stock of the Company). In addition, the Merger Agreement provides that all of the issued and outstanding preferred stock of OneUp shall be exchanged for 4,300,000 shares of preferred stock of the Company.

On June 26, 2009, the Merger was consummated, OneUp was the surviving corporation, wholly owned by the Company, and all business operations of the Company became the business operations of OneUp. These actions resulted in a change of control of the Company.

On June 26, 2009, we issued 8,000,000 shares of our common stock to individuals and entities pursuant to a private placement memorandum and subscription agreement in the aggregate amount of $2,000,000. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, pursuant to Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.

Pursuant to the engagement letter with New Castle Financial Services, on June 26, 2009, we issued 2,732,980 shares of our common stock to New Castle Financial Services with respect to services performed by New Castle Financial Services in connection with the Offering. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, pursuant to Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.

In addition, in connection with a consulting agreement, we issued 200,000 shares of our common stock to Downshire Capital with respect to finders’ services performed by Downshire Capital in connection with the Merger. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration, pursuant to Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.

The Merger Agreement was described and attached as an exhibit to our current report on Form 8-K filed with the Commission on April 7, 2009, and the description of the Merger Agreement is incorporated herein by reference.

Item 2.01Completion of Acquisition or Disposition of Assets

On June 26, 2009, the Company consummated the transactions contemplated by the Merger Agreement, as amended. Pursuant to the Merger Agreement, the Subsidiary and OneUp merged and all of the issued and outstanding common stock of OneUp were exchanged for an aggregate of 45,000,000 shares of the Company (90% of the total issued and outstanding common stock of the Company). In addition, all of the issued and outstanding preferred stock of OneUp was exchanged for 4,300,000 shares of preferred stock of the Company. OneUp is the surviving corporation, wholly owned by the Company, and all business operations of the Company are now the business operations of OneUp. These actions resulted in a change of control of the Company.

In connection with the closing of the Merger Agreement, the sole officer and director of the Company, Lawrence Rothberg, resigned and Louis S. Friedman (Chairman of the Board), Don Cohen, and Ronald P. Scott were each appointed to the board of directors of the Company; Louis S. Friedman was appointed Chairman, President and Chief Executive Officer of the Company, Ronald P. Scott was appointed Secretary and Chief Financial Officer of the Company, and Leslie Vogelman was appointed Treasurer of the Company. The name of the Company has been changed to Liberator, Inc. by the filing of a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of the State of Nevada.

The closing was conditioned upon, among other items, the simultaneous consummation of a private offering of shares of common stock of the Company in an amount of at least $2,000,000 pursuant to Rule 506 of the Securities Act of 1933, as amended (the “Offering”) (an amended to the Merger Agreement was entered into on June 15, 2009 to extend the time of the Merger Agreement and lower the Offering minimum to $2,000,000 from $2,500,000). The Offering has been consummated.

The Merger Agreement was described and attached as an exhibit to our current report on Form 8-K filed with the Commission on April 7, 2009, and the description of the Merger Agreement is incorporated herein by reference.

BUSINESS

Remark Enterprises Inc.

Remark Enterprises Inc. was incorporated in the State of Nevada on October 31, 2007 with its principal office located at 1 Linden Place, Suite 207, Great Neck, New York 11021. Since inception, we have been engaged in organizational efforts and obtaining initial financing. The Company was formed as a vehicle to pursue a business combination. The Company formed One Up Acquisition, Inc., a Georgia corporation and wholly owned subsidiary of the Company (the “Subsidiary”) on March 11. 2009.

One Up Innovations, Inc.

Founded in Atlanta, Georgia in 2000, OneUp is a provider of goods and information to customers who believe that sensual pleasure and fulfillment are essential to a well-lived and healthy life. The information that OneUp provides consists primarily of product demonstration videos that the Company shows on its websites and instructional DVD’s that the Company sells.

Established with this conviction, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, no matter the person’s shape, size or ability. Products include the original Liberator shapes and furniture, sophisticated lingerie and latex apparel, pleasure objects, as well as bath and body, bedding and home décor. OneUp is a growing consumer brand that celebrates intimacy by inspiring romantic imagination. Our primary website address is www.liberator.com.

Liberator Bedroom Adventure Gear® is a love-style brand that exists in a space where the act of love meets art and invention. Not prurient enough to be an "adult" product, yet too sexy to be considered mainstream, we created a retail category called “lovestyle” to define ourselves in a marketplace that is rapidly gaining in popularity and acceptance.

Since we shipped our first product in 2002, OneUp has evolved into a community of approximately one hundred people that create, develop, make, market, advertise, promote and re-invent items and ideas that allow couples to have a fuller sexual experience of themselves and each other.

From the year ended December 2002 to the year ended December 2008, our annual revenues increased from $522,000 to $11.3 million, representing a compound annual growth rate of approximately 67%. Our growth is the result of increased consumer awareness of our products, led by the emerging trend in society called “sexual wellness.”

OneUp is focused on building, developing and marketing its Liberator brand of Bedroom Adventure Gear products. Since inception, we have spent over $7 million in print advertising, building awareness of the brand primarily through magazine advertisements. We now intend to broaden our marketing reach by advertising on selected cable television and radio channels and in newspaper ads.

In addition to the Liberator Shapes®, we also produce a line of casual foam-based furniture that it sells under the Studio OneUp brand. These products are produced as a by-product from the manufacturing of Liberator products, as we re-purpose the scrap foam created from the cutting of the cushions. The Studio OneUp products are offered directly to consumers through our web site www.studiooneup.com, to e-Merchants under drop-ship agreements where we ship directly to their customers, and to other resellers.

OneUp is currently housed in a 140,000 sq. ft. vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Since our first sale in May 2002, we have grown to include 112 employees, with our products being sold directly to consumers and through approximately six hundred domestic resellers and six international resellers, approximately 1,200 marketing affiliates, and several dozen independent sales consultants within the United States. Other than the six international resellers, none of our customers are subject to a written agreement or are required to purchase or sell a specific amount of our products. Marketing affiliates are companies that operate websites that market our products on their websites. These marketing affiliates direct visitor traffic to our websites by using our technology to place banners or links on their websites to our website.

Our executive offices are located at 2745 Bankers Industrial Dr., Atlanta, GA 30360; our telephone number is +1-770-246-6400. Our primary Web site addresses are www.liberator.com, www.studiooneup.com, www.theooh.com and www.foamlabs.com. Information contained on our Web sites does not constitute a part of this Memorandum.

Other Recent Events

On September 2, 2009, we entered into a common stock purchase agreement with Belmont Partners, LLC, a Virginia limited liability company (“Belmont”), and WES Consulting, Inc., a Florida corporation (“WES”). Pursuant to the purchase agreement, we acquired 972,000 shares of common stock of WES, or approximately 81% of the voting control of WES, from Belmont for a total of two hundred forty thousand five hundred dollars ($240,500) in addition to the issuance by WES of two hundred fifty thousand (250,000) warrants to Belmont to purchase an equal number of shares of WES’s common stock at an exercise price of twenty five cents ($0.25) per share, and the issuance by WES to Belmont of an aggregate of one million five hundred thousand (1,500,000) shares of WES’s common stock with seven hundred fifty thousand (750,000) shares delivered on the closing date and the balance of seven hundred fifty thousand (750,000) shares delivered on the one (1) year anniversary of the closing date.

On October 19, 2009, we entered into a Merger and Recapitalization Agreement with WES Consulting, Inc., a Florida corporation (“WES”) whereby we agreed to merge with and into WES, with WES surviving as the sole remaining entity upon closing. Pursuant to the terms of the agreement, each of our issued and outstanding shares of common stock are to be converted into one share of WES common stock, $0.01 par value, which, after giving effect to the merger, will equal, in the aggregate, 98.4% of the total issued and outstanding WES common stock. Pursuant to the agreement, each of our preferred stock are to be converted into one share of WES preferred stock with the provisions, rights, and designations set forth in the agreement. Upon the consummation of the transactions contemplated by the agreement, the shares of WES common stock owned by us prior to execution of the agreement will be immediately cancelled. As of the date of this report, this transaction has not closed as both we and WES have not satisfied the information statement rules of the Securities and Exchange Commission and all of the closing conditions of the agreement are not, yet satisfied.

Industry Background

OneUp participates in the rapidly growing worldwide market of sexual wellness. What was once called Family Planning has evolved over the last 5 years into a new category called Sexual Wellness. All of the major retailers, pharmacies and on-line retailers have embraced this development including:

Walmart.com – Sexual Wellness products are sold in their Health & Beauty section
Amazon.com – Has a dedicated section called Sexual Wellness
Walgreens.com – Has a dedicated section called Sexual Wellness
CVS.com – Has a dedicated section called Sexual Health
Rite-Aid.com – Has a dedicated section called Sexual Well-being
Target.com – Has a dedicated section called Sexual Health

Major consumer brands are rapidly entering the Sexual Wellness market, with either new products or repackaged existing products. These brands include:

K-Y Personal Lubricant (a division of $63 billion Johnson & Johnson)
Trojan Condoms (a division of $2.4 billion Church & Dwight)
Philips Electronics (a $26 billion company) recently introduced a line of personal vibrators
Durex Condoms (a $250 million division of UK-based SSL International)

We believe that the category of sexual wellness is in the early stages of consumer awareness and that it will continue to grow and gain consumer acceptance to become a major trend in society.

Our Competitive Strengths

We believe that we have the following competitive strengths that we can leverage to implement our strategy:

Leading market position. Since our first magazine advertisements appeared in 2002, we have been one of only a handful of companies that are permitted to advertise sexual wellness products in mainstream publications. Because of our upscale presentation and mainstream appeal, Liberator product advertisements have passed the approval of magazines that have never before permitted an adult product to advertise. As a result, we believe that we enjoy a somewhat exclusive franchise in this category. Because of our ability to reach mainstream consumers through print advertisements, we believe that we have established a leading market position in the category of sexual wellness products. To some degree, we believe this is evidenced by our product position on leading e-commerce websites.

Vertically integrated operations which includes product and packaging design, website design, manufacturing, and marketing capabilities. Our state-of-the-art design and production facility allows us to rapidly bring new products to market and respond quickly to changes in consumer preference, and our in-house website design capabilities allows us to create a constant stream of website content that provides our consumers with an entertainment venue, which creates a catalyst for them to revisit our website after their initial purchase.

Broad product offering. OneUp currently manufactures approximately 1,200 products and purchases for resale an additional 400 products.

Established and diversified customer base. OneUp has approximately 145,000 unique individual customers in addition to leading retailers and e-merchants.

Experienced executive team. We have an experienced team of corporate managers. Our founder and Chief Executive Officer, Louis Friedman, is an entrepreneur and investor whose management experience spans the past 30 years. Our Chief Financial Officer, Ronald Scott, has over 30 years of experience in accounting and financial management, with 13 years as the Chief Financial Officer for a NASDAQ-listed natural products company.

Products and Services

Since the first products were sold in 2002, OneUp has continued to evolve and expand its product offering.

OneUp has developed a product line of "Bedroom Adventure Gear®" which consists of six differently shaped cushions being marketed as Liberator® Shapes. Liberator Shapes are positioning props that rock, elevate and create surfaces and textures that expand the sexual repertoire and make the act of love more exciting. As human bodies come in different sizes, so do Liberator Shapes. And Liberator Shapes are available in an assortment of fabric colors and prints to add to the visual excitement. The Shapes produced by OneUp Innovations are marketed under OneUp Innovation’s registered trademark “Liberator®” and covered under United States Patent #6,925,669. Each of the six Liberator Shapes has a unique shape, designed to introduce to the sexual experience positions which were previously difficult to achieve. The Liberator Shapes are manufactured from structured urethane foam cut at an angle, in large cubes and in platform shapes. The urethane base is encased in a tight, fluid resistant nylon shell, helping the cushions to maintain their shape.

OneUp has also developed a unique a line of furniture pieces, called “sex furniture”, which set the benchmark for relaxed interaction and creative sex. Three of the sex furniture pieces are made from contoured urethane foam and covered in a variety of fabrics and colors. These items are marketed as the Esse®, the Equus™, and the Freestyle™. The sex furniture line also includes products based on shredded polyurethane foam encased in a wide range of fabric types and colors and sold as the Zeppelin™, the Zeppelin™ Lounger, the Zeppelin™ Cocoon, and the Zeppelin™ Pillow.

In addition to the above Liberator products, OneUp manufactures couture lingerie, latex garments, fetish wear and a line of boudoir bedding items that are sold under the Fascinator™ line. Beginning in mid-2006, OneUp began importing high-quality pleasure objects and erotica from around the world. This collection now includes products for the body and mind, including erotic books, music and gifts.

In addition to the Liberator product line, OneUp also produces a line of casual foam-based furniture that it sells under the Studio OneUp brand. These products are offered directly to consumers through OneUp’s web site www.studiooneup.com, to e-Merchants under drop-ship arrangement where OneUp ships directly to their customers, and to other resellers.

Beginning in early fiscal 2007, OneUp began providing contract manufacturing services to companies seeking private label specialty products made from fabric and foam. These products are typically designed by the client companies and manufactured to their specifications. This is not a material segment of our business.

Beginning in early 2008, OneUp introduced The Ooh web site www.theooh.com. This web site was designed as a health and wellness site where the Liberator intimacy products could be presented in a more conservative format.

Competition

The markets for the products and information offered by OneUp are highly fragmented and are characterized by thousands of small and often undercapitalized businesses. We believe that we compete on the basis of integrity, the distinctiveness, quality and performance of our products, quality of customer service, creative presentations and brand name recognition.

We believes that the primary competitive factors in e-commerce are brand recognition, site content, ease of use, price, fulfillment speed, customer support, reliability and integrity. Our success, particularly against larger and better financed competitors, will continue to depend upon our ability to provide a compelling and satisfying shopping experience for the consumer, both on-line and at our current and future retail stores.

Strategy

As one of the few recognized brands in the sexual wellness market, our goal is to enhance revenue opportunities while improving our profitability. We plan to achieve these goals using the following strategies:

•
Expand Advertising Beyond Magazines. Since inception, 95% of OneUp’s advertising expenditures have been for print advertisements in magazines. While we plan to continue and grow this effort, we also believe that we can be more successful by advertising on adult and mainstream cable television and network channels, and satellite and terrestrial radio stations.

•
Pursue Targeted Acquisitions. We believe that the sexual wellness industry is highly fragmented, with few market leaders, and we seek to pursue acquisitions that meet our values, strategic focus and economic criteria. We believe there is a significant opportunity to expand our business by acquiring and integrating companies that manufacture or market high-quality products to the sexual wellness consumer market and that, in many cases, such companies could increase their sales as a result of offering their products for sale under the Liberator brand.

•	Capitalize on the Liberator brand. We intend to extend the Liberator brand through the introduction of Liberator brand pleasure objects and consumables, like personal lubricants and massage oils.

•
Expand our Channels of Distribution. In 2008, OneUp began licensing the Liberator brand to entrepreneurs in foreign countries and we now have licensees in 11 European and Asian countries with a total population of 250 million. OneUp intends to continue to add to its list of international licensees. OneUp also believes there is a significant opportunity to open Liberator Love Artist stores in specific domestic markets like Atlanta, New York, Los Angeles and Miami. Not only will such stores increase awareness of the brand, but they will serve as regional hubs to support local networks of independent sales agents that purchase products from our stores and resell them to their friends and family members through in-home parties.

•
Expand Distribution of our Studio OneUp and TheOoh products. OneUp has developed a unique point-of-purchase packaging system for our “bean bag” line of Studio OneUp seating. This system allows the retailer to stock a variety of bean bag colors and fabric types while maintaining minimal inventory of the foam-based filling. The foam-based filling is re-purposed scrap foam created from the manufacturing of the Liberator cushions. The foam-based filling is compressed into square capsules with a maximum weight of 25 pounds, which makes it easier for the consumer to transport the product, and it reduces the amount of shelf space required by the retailer. To purchase one of the various sizes of bean bags, consumers simply select the required size and number of compressed foam capsules that match the selected cover.

Intellectual Property

Liberator, Wedge, Ramp, Cube, Stage, Esse, Zeppelin, Jaxx, “Explore More”, “Bedroom Adventure Gear“, and the Liberator logo are subject to trademark or pending trademark applications of OneUp.

We also currently hold various web domain names relating to our brand, including the domain names listed below:

Liberator.com	theliberator.com	liberatormusic.com
studiooneup.com	sulibertador.com	liberatormail.com
theooh.com	ourliberator.com	liberatorextreme.com
foamlabs.com	oneupinnovations.com	liberatoraffiliates.com
liberatorcushions.com	loveliberator.com	liberater.com
sexcushions.com	liberatorworks.com	hisliberator.com
liberator-scentuelle.com	liberatorshop.com	herliberator.com
oneupstore.com	liberatorshapes.com	foamrx.com
yourliberator.com	liberatorpads.com
thezerk.com	liberatoroffers.com

In August 2005, we were issued a United States utility patent number US 6,925,669, “Support Cushion and System of Cushions.”

Marketing

Through advertisements in a broad range of national magazines, consumers are directed to one of OneUp’s three e-commerce websites to learn more about the products and place their orders. These websites include www.liberator.com, www.studiooneup.com and www.theooh.com.

OneUp intends to expand its advertising efforts beyond magazines to reach broader segments of the population and increase its consumer base.

Through its in-house sales organization, OneUp engages retailers directly and then either ships to them on a wholesale basis or provides fulfillment services by drop-shipping directly to their customers.

Through attendance at a variety of domestic and international consumer and industry trade shows, OneUp gains valuable feedback from consumers and retailers regarding its product offering. Attendance at these trade shows also provides OneUp with an opportunity to monitor the competitive environment and be made aware of any emerging trends in the sexual wellness industry.

Licenses

OneUp launched its international expansion program in mid-2008 through a licensing program. Through a co-manufacturing arrangement whereby the foam is contoured locally, OneUp has created a way for local partners to launch the brand quickly and aggressively. Each licensee has the full capability to sell directly to consumers and traditional resellers, and has made significant financial commitments to marketing the Liberator brand through country specific advertising channels which include print, television, and radio. These licensees are also empowered to interpret the brand so as to be culturally sensitive to their respective territories.

Since September 2008, OneUp has licensed 11 countries around the world including the UK, Germany, Netherlands, Belgium, France, Italy, Australia / New Zealand, Singapore, Indonesia, and Malaysia (with a combined population greater than 250 million residents.) There are currently five other territories under negotiation with licensees. All territories will have, if not already, a fully functional consumer website, and in some cases, our partners will develop Liberator Lovestyle retail stores.

International websites being launched include:

Singapore	www.liberator.sg

UK	www.theliberatoruk.co.uk

Netherlands	www.liberatorshop.nl

Germany	www.liberatorship.de

Belgium	www.liberatorshop.be

Australia / New Zealand	www.theliberator.com.au

These international licensees are expected to eventually be successful distribution pipelines which will market the Liberator branded products, ranging from consumables and toys to shapes and furniture. Under the licensing agreements, the licensees are encouraged to open all sales channels within their territories including big box retailers, drugstores, and other retail channels. Sales to licensees consist of an initial license fee plus recurring product sales. Product sales and license fees from international licensees was less than 1% of total net sales in fiscal 2008 and less than 3% of total net sales during fiscal 2009. The international license agreements, which have a term of three to six years, appoint the companies or individuals as exclusive distributors in their respective territories (with no minimum annual purchase requirements) and require the licensees to spend specific amounts on advertising in their local markets. However, to date, these advertising requirements have not been enforced by the Company. The international license agreements may be terminated at any time upon the mutual written agreement of the parties, and upon the occurrence of any event of default, as defined in the agreements. The international license agreements are filed as exhibits to this report.

Sales Channels

We conduct our business through two primary sales channels: Direct (consisting of our Internet website and telephone sales) and Wholesale (consisting of our stocking reseller, drop-ship, contract manufacturing and distributor accounts). The following is a summary of our revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Direct	$6,547	$6,703	$5,144
Wholesale	2,369	3,550	4,022
Other	1,218	1,498	1,095
Total Net Sales	$10,134	$11,751	$10,261

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Direct

The following is a summary of our Direct business net sales and the percentage relationship to total revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Internet	$5,883	$6,096	$4,536
Phone	664	607	608
Total Direct Net Sales	$6,547	$6,703	$5,144
Direct net sales as a percentage of total revenues	64.6%	57.0%	50.1%

Since inception, OneUp has sold directly to approximately 200,000 consumers, many of these consumers have ordered from the Company more than once.

Internet Website

Since 2002, our website located at www.liberator.com has allowed our customers to purchase our merchandise over the Internet. Using a consistent standard measure, our website logged over 3.1 million visits in fiscal 2009, as compared to over 3.5 million visits in fiscal 2008, representing an 11% decrease in website visits. Internet revenues represented 88% of the Direct business in fiscal 2009, compared to 91% of the Direct business in fiscal 2008. We design and operate our websites using an in-house technical and creative staff. Our www.liberator.com website is intended to be an entertainment and educational venue where consumers can watch product demonstration videos, videos on sexual wellness topics and humorous videos on the many facets of human sexuality. In addition to our www.Liberator.com website, we also maintain the www.StudioOneUp.com website and the www.TheOoh.com website.

In response to declining sales on our Liberator.com website, in fiscal 2009 (the year ended June 30, 2009) we began an implementation project of a new e-commerce platform and a new enterprise resource planning (ERP) system. The implementation of both of these systems was substantially completed during the first quarter of fiscal 2010 (the year ended June 30, 2010).

Wholesale

The following is a summary of our net sales to Wholesale customers and the percentage relationship to total revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Wholesale customers	$2,369	$3,550	$	_4,022
Percentage of total revenues	23.4%	30.2%		_39.2%

As of June 30, 2009, OneUp has approximately 800 wholesale accounts, most of which are located in the United States.

Liberator® “Lovestyle” Store

Sex and love are inherently essential to life, but we do not believe they have been properly presented in retailing. Couples seeking products to enhance intimacy have limited choices beyond that of the local sex shop. OneUp will present “lovestyle” and sexual adventure in an interactive environment that is couple friendly, mainstream and not faced with the zoning restrictions of adult shops.

Products offered may include:

•	Liberator Shapes, sexual furniture, playful restraints

•	Bedding – silk / satin sheets, duvets, pillows

•	Pleasure objects (imported high-end)

•	Leather products.

•	Erotic prints, books and sculptures

•	Borosilicate glass art and pleasure objects

•	Lingerie – leather, silk, latex, and high end dress-up costumes

•	Dance wear & accessories – burlesque, belly dance, strip tease plus DVD’s

•	Sensual Massage, bath and body products

•	Music, educational DVD’s, limited erotic DVD’s

•	Personal lubricants

•	Scents, fragrances and candles

•	Gift baskets

•	Instructional monthly presentations or salons

Our 3,500 square foot factory store has demonstrated the power of the Liberator brand – customers want to feel and touch Liberator products and are willing to travel to the store, return repeatedly and refer friends.

The Liberator Lovestyle Store serves as a laboratory to observe consumer reaction to new products and to evaluate price points and merchandising techniques.

We believe that our retail store concept is ready to be rolled out or licensed throughout the United States, providing an upscale experience in-sync with the mainstreaming of sexual well-being.

Government Regulation

We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations that regulate the promotion and sale of merchandise and the operation of warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Seasonality

Our business has a seasonal pattern. In the past three years, we have realized an average of approximately 28% of our annual revenues in our second quarter, which includes Christmas, and an average of approximately 29% of our revenues in the third quarter, which includes Valentine’s Day. Also, during these past three years, we have had net income in our second and third quarters and generated losses in our first and fourth quarters, although there can be no assurance that this trend will continue.

Employees and Labor Relations

As of the date of this Current Report, we have 112 employees. In addition, approximately 20 employees are hired on a seasonal basis to meet demand during the peak season. None of our employees are represented by a union. We have had no labor-related work stoppages and we believe our relationship with our employees is good.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this Current Report. If any of the following risks actually occur, our business could be materially harmed.

Our operating subsidiary has a limited operating history, and our management has limited public company experience.

One operating subsidiary, OneUp, has a limited operating history upon which investors may base an evaluation of our performance. OneUp has experienced significant growth in sales from inception through June 30, 2008, growing at a compound annual growth rate of approximately 67%; however, there is no guarantee that OneUp will be able to return to the rate of growth it achieved in the past. Continuation of our existence as a going concern requires us to generate sufficient cash flows to meet our obligations, to successfully market our products and to achieve a level of sales adequate to support our cost structure. There can be no assurances that these requirements will be met. We must be evaluated in light of the expenses, delays, uncertainties, and other difficulties frequently encountered by an unseasoned business enterprise. Also, the experience and ability of our management are often considered the most significant factors in the success of a business, and our management has limited public company experience. Thus, no assurance can be given that we will achieve or maintain profitable operations in the future.

We have a history of significant operating losses and we may incur additional losses in the future.

OneUp has historically generated significant operating losses. As of June 30, 2009, OneUp had an accumulated deficit of approximately $5,309,458. OneUp had net losses of approximately $3,754,982 for the twelve months ended June 30, 2009 and net loss of $153,113 for the fiscal year ended June 30, 2008. We expect our operating expenses will continue to increase during the next several years as a result of the promotion of our products and the expansion of our operations, including the launch of new products, the opening of one or more stand-alone retail stores and entering into acquisitions, strategic alliances and joint ventures. If our revenue does not grow at a substantially faster rate than these expected increases in our expenses or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses, which could be significant.

Our financial statements include an explanatory paragraph concerning conditions that raise substantial doubt about our ability to continue as a going concern, and there is no guarantee that we will be able to continue to operate our business or generate revenue.

We have sustained substantial operating losses in recent years and we have used substantial amounts of working capital in our operations. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financing requirements, and the success of our future operations. Additionally, the inclusion of such going concern explanatory paragraph in our financial statements could negatively affect our ability to raise additional capital in the future. Management believes that actions presently being taken to revise our operating and financial requirements provide the opportunity for us to continue as a going concern.

We must dedicate significant resources to market our products to consumers.

We plan to continue to dedicate significant resources to market our products to consumers and create awareness of the benefits of our products. Although our prior advertising campaigns have generally been successful, there is no assurance that our future marketing programs will achieve the desired results. Failure to achieve the desired success in our marketing programs may have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may fluctuate significantly and you should not rely on them as an indication of our future results.

Our future revenues and results of operations may fluctuate significantly due to a combination of factors, many of which are outside of our control. The most important of these factors include:

•	seasonality;

•	the timing and effectiveness of our marketing programs;

•	the timing and effectiveness of capital expenditures;

•	our ability to enter into or renew marketing agreements with other sexual wellness companies; and

•	competition.

We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of investors.

Consumer spending on sexual wellness products and other products we sell may vary with general economic conditions. If general economic conditions deteriorate and our customers have less disposable income, consumers will likely spend less on our products and our quarterly operating results will suffer.

Our business, financial condition and results of operations may be adversely affected by unfavorable economic and market conditions.

Changes in global economic conditions could adversely affect the profitability of our business. Economic conditions worldwide have continued to deteriorate and have contributed to slowdowns in the consumer products industry, as well as in the specific segments and markets in which we operate, resulting in reduced demand and increased price competition for our products and services. If economic and market conditions in the United States or other key markets, remain unfavorable or persist, spread or deteriorate further, we may experience an adverse impact on our business, financial condition and results of operation. In addition, the current or future tightening of credit in financial markets could result in a decrease in demand for our products. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and thus a decline in general economic conditions may lead to our customers and potential new customers having less discretionary income to spend. This could lead to a reduction in our revenue and have a material adverse effect on our operating results. Accordingly, this economic downturn in the U.S. and other countries may hurt our financial performance. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business and financial condition and results of operations. In addition, any significant increase in the cost of raw materials, utilities, wages, transportation costs and other production costs could have a material adverse effect on our business, financial condition and results of operations.

Our operating results will suffer if sales during our peak seasons do not meet our expectations.

Sales of our products are seasonal, concentrated in the fourth calendar quarter, due to the Christmas holiday, and the first calendar quarter, due to Valentine's Day. In anticipation of increased sales activity during these periods, we hire a number of temporary employees to supplement our permanent staff and we increase our inventory levels. If sales during these periods do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.

If we fail to develop and increase awareness of our brand, we will not increase or maintain our customer base or our revenues.

We must develop and increase awareness of the Liberator brand in order to expand our customer base and our revenues. In addition, we may introduce or acquire other brands in the future. We believe that the importance of brand recognition will increase as we expand our product offerings. Many of our customers may not be aware of the variety of products we offer. We intend to substantially increase our expenditures for creating and maintaining brand loyalty and raising awareness of our current and additional product offerings. However, if we fail to advertise and market our products effectively, we may not succeed in maintaining our brands, we will lose customers and our revenues will decline.

Our success in promoting and enhancing the Liberator brand will also depend on our success in providing our customers high-quality products and a high level of customer service. If our customers do not perceive our products and services to be of high quality, the value of the Liberator brand would be diminished, we will lose customers and our revenues will decline.

Because there are a limited number of suppliers of a key component of our products, we may suffer cost and supply difficulties if we are forced to change suppliers.

A limited number of domestic suppliers currently manufacture the microfiber fabric included in the outer shell of our main product line. This concentration in supply by two domestic manufacturers for this item subjects us to certain economic and production risks that are beyond our control. The two suppliers are Spectro Coating Corporation and Microfibres, Inc. To date, we have been able to purchase the required levels of microfiber fabric on an as-needed basis and we believe that these suppliers can meet our expected future demand requirements. However, should one or both of these suppliers experience any disruptions in their businesses, we may be forced to seek out other sources of supply. While foreign suppliers of the microfiber fabric are available, cost of goods sold and other costs may increase and order lead times may increase, in the event a change in supplier is necessitated.

We will need to successfully manage our growth for the foreseeable future.

If we experiences significant growth, this growth may place a significant strain on our managerial, operational, financial and other resources. We believe that our performance and success depends in part on our ability to manage our growth effectively. This, in turn, will require ongoing enhancement of our operating, administrative, financial and accounting systems, and the expansion of our work force and the training and management of our personnel. There can be no assurance that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage our growth effectively could have a material adverse effect on our business, prospects, operating results and financial condition.

We are dependent on key personnel, whose loss may be difficult to replace.

We are highly dependent on the technical and managerial skills of our key employees, including sales, marketing, information systems, financial and executive personnel. Therefore, the success of our business is highly dependent upon our ability to retain existing employees and to identify, hire and retain additional personnel as the need arises.

Currently, we particularly depend upon the efforts and skills of Louis S. Friedman. Mr. Friedman, one of the founders and current President and Chief Executive Officer of the Company, is the driving force behind our overall direction and our growth. The loss of services of Mr. Friedman could materially adversely affect our business, financial condition or results of operations. If Mr. Friedman left the Company’s employ, we might not be able to employ an equally qualified person or persons on suitable terms. Please see Management of the Company.

Competition for key personnel is intense and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional qualified personnel as needed. The need for such personnel is particularly important in light of the anticipated demands of future growth. Our inability to attract, hire or retain necessary personnel could have a material adverse effect on our business, prospects, operating results and financial condition.

Our articles of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our current stockholders.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. This control could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

There are no contractual limits on compensation of our officers.

There are no contractual limitations on compensation that may become payable to officers or directors or on our ability to enter into contracts with related parties, all of which remain in the control of our Board of Directors (the “Board”).

We are controlled by our Chief Executive Officer, whose interests may differ from other stockholders.

Our preferred stock has voting rights that always exceed the voting rights of all the common stockholders. Our preferred stock has 10 votes per share or a total of 43,000,000 additional votes. Mr. Friedman owns 100% of the 4,300,000 shares of preferred stock outstanding. Accordingly, Mr. Friedman will own 68.7 % of the combined voting power of the common stock and preferred stock, voting as a single class and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Although the preferred stock does not have any dividend preference, it does have a liquidation preference of $1,000,000. The interests of Mr. Friedman may differ from the interests of the other stockholders.

The market for our products is highly competitive, our products are not necessities and there can be no assurance that we will have sufficient resources to compete successfully.

Although we have unique and proprietary products, the market for adult products and sexual enhancements is extremely competitive and highly fragmented. In as much as there are no significant barriers to entry, we believe that competition in this market will intensify. We cannot assure that our existing competitors and potential competitors will not succeed in developing or marketing products that will be more accepted in the marketplace or render our products non-competitive. We sell products that are not required by the vast majority of the general public and, as such, sales of such items are subject to fluctuations in the economy as well as fluctuations in individual preference for sexual wellness products. Any delay in developing, marketing and releasing new products in accordance with market demand could materially adversely affect our business, operating results and financial condition.

We believe that our ability to compete successfully will depend on a number of factors, including strong market presence directed to our ideal demographics; our pricing policies, our competitors and our suppliers; the timing of introduction of our new products and the products of our competitors; and industry and general economic trends. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

We have acquired certain copyrights and trademarks (the “Marks”) and patents and has applied for registration of certain other copyrights, patents, trademarks and service marks (collectively, the “Intellectual Property”), but there can be no assurance that our Marks and our other efforts to protect our rights in our Intellectual Property will prevent duplication or provide a competitive advantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

The loss of our main data center or other parts of our systems and network infrastructure would adversely affect our business.

Our main data center and most of our servers are located at external third-party facilities in Atlanta, Georgia. If our main data center or other parts of our systems and network infrastructure was destroyed by, or suffered significant damage from, an earthquake, fire, flood, or other similar catastrophes, or if our main data center was closed because of natural disaster or the operator having financial difficulties, our business would be adversely affected. Our casualty insurance policies may not adequately compensate us for any losses that may occur due to the occurrence of a natural disaster.

Our internet operations are subject to system failures and interruptions that could hurt our ability to provide customers’ with access to our websites, which could adversely affect our business and results of operations.

The uninterrupted performance of our computer systems is critical to the operation of our websites. Our ability to provide access to our websites and content may be disrupted by power losses, telecommunications failures or break-ins to the facilities housing our servers. Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide access to our websites. Repeated or prolonged system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenue as approximately 60% of our revenues are derived from online sales. Our websites must accommodate a high volume of traffic and deliver regularly updated content. Some of our network infrastructure is not fully redundant, meaning that we do not have back-up infrastructure on site for our entire network, and our disaster recovery planning cannot account for all eventualities. Our websites have, on occasion, experienced slow response times and network failures. These types of occurrences in the future could cause our customers’ to perceive our websites as not functioning properly and therefore induce them to abandon our websites. We are also subject to risks from failures in computer systems other than our own because our customers depend on their own internet service providers in order to access our websites and view our offerings. Our revenue could be negatively affected by outages or other difficulties customers experience in accessing our websites due to internet service providers’ system disruptions or similar failures unrelated to our systems. Any disruption in the ability of customers to access our websites could result in fewer visitors to our websites and reduced sales, which could adversely affect our business and results of operations. We may not carry sufficient levels of business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service.

The prices we charge for our products may decline over time, which would reduce our revenues and adversely affect our profitability.

As our products continue to gain consumer acceptance and attract the attention of competitors, we may experience pressure to decrease the prices for our products, which could adversely affect our revenues and gross margin. If we are unable to sell our products at acceptable prices, or if we fail to develop and offer new products with sufficient profit margins, our revenue growth will slow and our business and financial results will suffer.

Continued imposition of tighter processing restrictions by credit card processing companies and acquiring banks would make it more difficult to generate revenue from our websites.

We rely on third parties to provide credit card processing services allowing us to accept credit card payments from the majority of our customers. Our business could be disrupted if these companies become unwilling or unable to provide these services to us. We are also subject to the operating rules, certification requirements and rules governing electronic funds transfers imposed by the payment card industry seeking to protect credit cards issuers, which could change or be reinterpreted to make it difficult or impossible for us to comply with such rules or requirements. If we fail to comply, we may be subject to fines and higher transaction fees and lose our ability to accept credit card payments from our customers, and our business and operating results would be adversely affected. Our ability to accept credit cards as a form of payment for our online products and services could also be restricted or denied for a number of other reasons, including but not limited to:

•	if we experience excessive charge backs and/or credits;

•	if we experience excessive fraud ratios;

•	if there is an adverse change in policy of the acquiring banks and/or card associations with respect to the processing of credit card charges for sexual wellness products;

•	an increase in the number of European and U.S. banks that will not accept accounts selling sexual wellness products;

•	if there is a breach of our security resulting in the theft of credit card data;

•	continued tightening of credit card association chargeback regulations in international commerce; and

•	association requirements for new technologies that consumers are less likely to use.

Our ability to keep pace with technological developments is uncertain.

Our failure to respond in a timely and effective manner to new and evolving technologies could harm our business, financial condition and operating results.

The internet industry is characterized by rapidly changing technology, evolving industry standards, changes in consumer needs and frequent new service and product introductions. Our business, financial condition and operating results will depend, in part, on our ability to develop the technical expertise to address these rapid changes and to use leading technologies effectively. We may experience difficulties that could delay or prevent the successful development, introduction or implementation of new features or services.

Further, if the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, our competitive position could be adversely affected, which could cause a reduction in our revenue and earnings. Further, after incurring substantial costs, one or more of the technologies under development could become obsolete prior to its introduction.

To access technologies and provide products that are necessary for us to remain competitive, we may make future acquisitions and investments and may enter into strategic partnerships with other companies. Such investments may require a commitment of significant capital and human and other resources. The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative. Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence. These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

Our business, financial condition and results of operations could be adversely affected if we fail to provide adequate security to protect our customers’ data and our systems.

Online security breaches could adversely affect our business, financial condition and results of operations. Any well-publicized compromise of security could deter use of the internet in general or use of the internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data. If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation. In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services that could require us to expend significant capital and resources to protect against or remediate these problems.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the internet or the privacy of users may inhibit the growth of the internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses and other attacks transmitted via the internet. While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption. Under current credit card practices, we may be held liable for fraudulent credit card transactions and other payment disputes with customers. A failure to control fraudulent credit card transactions adequately would adversely affect our business.

We may not be able to protect and enforce our intellectual property rights.

We believe that our marks, particularly the “Liberator”, “Wedge”, “Ramp, “Cube”, “Stage”, “Esse”, “Zeppelin”, “Jaxx”, “Explore More”, “Bedroom Adventure Gear“, and the Liberator logo, and other proprietary rights are critical to our success, potential growth and competitive position. Our inability or failure to protect or enforce these trademarks and other proprietary rights could materially adversely affect our business. Accordingly, we devote substantial resources to the establishment, protection and enforcement of our trademarks and other proprietary rights. Our actions to establish, protect and enforce our marks and other proprietary rights may not prevent imitation of our products or brands or control piracy by others or prevent others from claiming violations of their trademarks and other proprietary rights by us. There are factors outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the internet.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

Although not currently, we have in the past been subject to claims of infringement or other violations of intellectual property rights. Intellectual property claims are generally time-consuming and expensive to litigate or settle. To the extent that any future claims against us are successful, we may have to pay monetary damages or discontinue sales of any of our products that are found to be in violation of another party’s rights. Successful claims against us could also result in us having to seek a license to continue sales of such products, which may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Because of the adult nature of our products, companies providing products and services on which we rely may refuse to do business with us.

Many companies that provide products and services we need are concerned that associating with a company in our industry will somehow hurt their reputation. As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. For example, some credit card companies have declined to be affiliated with us. This has caused us, in some cases, to seek out and establish business relationships with other providers of the services we need to operate our business. There can be no assurance however, that we will be able to maintain our existing business relationships with the companies that currently provide us with services and products. Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations. We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

Workplace and other restrictions on access to the internet may limit user traffic on our websites.

Many offices, businesses, libraries and educational institutions restrict employee and student access to the internet or to certain types of websites, including websites containing sexual wellness content. Since much of our revenue is dependent on customer traffic to our websites, an increase in these types of restrictions, or other similar policies, could harm our business, financial condition and operating results. In addition, access to our websites outside the U.S. may be restricted by governmental authorities or internet service providers. If these restrictions become more prevalent, our growth could be hindered.

If one or more states or countries successfully assert that we should collect sales or other taxes on the online sales of goods, our expenses will increase, resulting in lower margins.

In the United States, federal and state tax authorities are currently exploring the appropriate tax treatment of companies engaged in e-commerce and new state tax regulations may subject us to additional state sales and income taxes, which could increase our expenses and decrease our profit margins. The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax and gross receipt tax) to e-commerce businesses such as ours and to our customers is a complex and evolving issue. Many of the statutes and regulations that impose these taxes were established before the growth in internet technology and e-commerce. In many cases, it is not clear how existing statutes apply to the internet or e-commerce or communications conducted over the internet. In addition, some jurisdictions have implemented or may implement laws specifically addressing the internet or some aspect of e-commerce or communications on the internet. The application of existing or future laws could have adverse effects on our business.

Under current law, as outlined in the U.S. Supreme Court’s decision in Quill Corp. v. North Dakota, 504 U.S. 298 (1992), a seller with substantial nexus (usually defined as physical presence) in its customer’s state is required to collect state (and local) sales tax on sales arranged over the internet (or by telephone, mail order, or other means). In contrast, an out-of-state seller without substantial nexus in the customer’s state is not required to collect the sales tax. The U.S. federal government’s moratorium on states and other local authorities imposing new taxes on internet access or multiple or discriminatory taxes on internet commerce is scheduled to expire in October 31, 2014. This moratorium, however, does not prohibit the possibility that U.S. Congress will be willing to grant state or local authorities the authority to require remote (out-of-state) sellers to collect sales and use taxes on interstate sales of goods (including intellectual property) and services over the internet. Several proposals to that extent have been made at the U.S. federal, state and local levels (for example, the Streamlined Sales and the Use Tax initiative). These proposals, if adopted, would likely result in our having to charge state sales tax to some or all of our customers in connection with the sale of our products, which would harm our business if the added cost deterred customers from visiting our websites and could substantially impair the growth of our e-commerce opportunities and diminish our ability to derive financial benefit from our activities.

We presently do not intend to pay cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We give no assurance of a public market for the Common Shares.

There is presently no public market for our or common stock and no assurance can be given that any market will develop for our common stock or, if a market does develop, that it will continue. There is also no assurance as to the depth or liquidity of any such market or the prices at which holders may be able to sell the Common Shares. An investment in the Common Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

The price of the Common Shares may be volatile.

In the event a public market does develop for the common shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results and other factors such as investor perceptions, supply and demand of the common shares, interest rates, general economic conditions, and those economic conditions specific to the industry, and developments with regard to our activities, future financial condition and management.

Our ability to generate the cash we need depends on many events beyond our control, and we may have to raise additional capital on terms unfavorable to our shareholders to pursue our business plan.

The actual amount of capital required to fund our operations and development may vary materially from our estimates. To obtain additional funding in the future, we may have to sell assets, seek debt financing or obtain additional equity capital. If we raise funds by selling more shares of our common stock, your ownership percentage in us will be diluted, and we may grant future investors rights superior to those of the Common Shares that you are purchasing. If we are unable to obtain additional capital when needed, we may have to delay, modify or abandon some of our expansion plans. This could slow our growth, negatively affect our ability to compete in the marketplace and adversely affect our financial condition.

We may incur substantial debt in the future that may impair our financial and operating flexibility.

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs. This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms. In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business. If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and shares of our common stock or just shares of our common stock. We may also issue securities convertible into shares of our common stock. Any of these events may dilute shareholders’ ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

We are a relatively small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, diverting management’s attention from operation matters.

We are a company with a small finance and accounting organization that we believe is the appropriate size to support our current operations. However, with the new demands of being a public reporting company, we may need to increase our finance and accounting division. As a public company, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The requirements of these laws, rules and regulations promulgated thereunder will increase our accounting, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may place significant strain on our personnel, systems and resources.

Early stage company stock prices are essentially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of early stage companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;

•	failure to complete significant transactions;

•	developments or disputes concerning our patents;

•	developments in relationships with licensees;

•	variations in our quarter operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	changes in management’s or securities analysts’ estimates of our financial performance; and

•	changes in market valuations of similar companies.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

As currently required under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing, and remediation required to comply with the management certification and auditor attestation requirements.

During the course of our testing, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results would be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

Our common stock is classified as a “penny stock” as the term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of the than $5.00. Our common stock will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION ON PLAN OF OPERATION

This discussion summarizes the significant factors affecting the results of operations and financial condition of the Company during the fiscal years ended June 30, 2009 and 2008 and should be read in conjunction with our financial statements and accompanying notes thereto included elsewhere herein. Certain information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Our actual results may differ materially from the results discussed in this section because of various factors, including those set forth elsewhere herein. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in this report.

Description of the Company and Business Segments

We are a provider of goods and information to consumers who believe that sensual pleasure and fulfillment are essential to a well-lived and healthy life.

Established with this conviction, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, no matter the person’s shape, size or ability. Products include the original Liberator shapes and furniture, sophisticated lingerie and latex apparel, pleasure objects, as well as bath and body, bedding and home décor. Liberator is a growing consumer brand that celebrates intimacy by inspiring romantic imagination. Our primary website address is www.liberator.com.

Liberator Bedroom Adventure Gear® is a love-style brand that exists in a space where the act of love meets art and invention. Not prurient enough to be an "adult" product, yet too sexy to be considered mainstream, we created a retail category called “lovestyle” to define ourselves in a marketplace that is rapidly gaining in popularity and acceptance.

Since OneUp shipped its first product in 2002, OneUp has evolved into a community of dedicated employees that create, develop, make, market, advertise, and promote products and ideas that allow couples to have a fuller sexual experience of themselves and each other.

We are focused on building, developing and marketing our Liberator brand of Bedroom Adventure Gear products. Since inception, we have spent over $7 million in print advertising, building awareness of the brand primarily through magazine advertisements. We now intend to broaden our marketing reach by advertising on selected cable television and radio channels and in newspaper ads.

In addition to the Liberator Shapes®, we also produce a line of casual foam-based furniture that we sell under the Studio OneUp brand. These products are produced as a by-product from the manufacturing of Liberator products, as we re-purpose the scrap foam created from the cutting of the cushions. The Studio OneUp products are offered directly to consumers through our web site www.studiooneup.com, to e-Merchants under drop-ship agreements where we ship directly to their customers, and to other resellers.

We are currently housed in a 140,000 sq. ft. vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Since our first sale in May 2002, we have grown to include 112 employees, with our products being sold directly to consumers and through hundreds of domestic resellers and on-line affiliates and six international resellers.

The following information should be read together with the consolidated financial statements and notes thereto included elsewhere herein.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. The Company recognizes revenues as product is shipped to the customers. Net sales are comprised of the total product sales billed during the period plus amounts paid for shipping and handling, less the actual returns, customer allowances, and customer discounts.

Inventories. Inventories are carried at the “lower of cost or market value,” with cost being determined on the “first-in, first-out” basis of accounting. Finished goods and goods in process include a provision for manufacturing overhead.

Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amounts of such assets to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

New Accounting Pronouncements

Please refer to Note C, “Summary of Significant Accounting Policies—Recent Accounting Pronouncements and Recently Issued Accounting Pronouncements” to our financial statements included in this report for a discussion on the impact of the adoption of new accounting pronouncements.

Overview

Comparisons of selected consolidated statements of operations data as reported herein follow for the periods indicated:

Total:	Year Ended June 30, 2009	Year Ended June 30, 2008	% Change

Net sales:	$10,260,552	$11,750,832	(13)%
Gross profit	$3,116,444	$4,234,099	(26)%
Operating income (loss)	$(1,000,869)	$73,625	—
Diluted (loss) per share	$(0.08)	$(0.00)	—

Net Sales by Channel:	Year Ended June 30, 2009	Year Ended June 30, 2008	% Change

Direct	$5,143,604	$6,703,172	(23)%
Wholesale	$4,022,127	$3,549,808	13%
Other	$1,094,821	$1,497,852	(27)%
Total Net Sales	$10,260,552	$11,750,832	(13)%

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Gross Profit by Channel:	Year Ended June 30, 2009	Margin %	Year Ended June 30, 2008	Margin %	% Change

Direct	$1,896,561	37%	$2,993,815	45%	(37)%
Wholesale	$1,096,678	27%	$866,899	24%	27%
Other	$123,205	11%	$373,385	25%	(67)%
Total Gross Profit	$3,116,444	30%	$4,234,099	36%	(26)%

Fiscal Year ended June 30, 2009 Compared to the Fiscal Year Ended June 30, 2008

Net sales for the twelve months ended June 30, 2009 decreased from the comparable prior year period by $1,490,280, or 13%. The decrease in sales is due to a decrease in consumer sales of $1,265,000. Direct sales, which consists of consumer sales through our three websites and, to a lesser extent, our factory store, decreased from approximately $6.7 million in the twelve months ended June 30, 2008 to approximately $5.1 million in the twelve months ended June 30, 2009, a decrease of approximately 23%. We attribute this decrease to the current economic uncertainty and changes in consumer spending leading to consumers purchasing fewer of our products, as our products are typically a discretionary purchase. As a result of an increased focus on our Wholesale business, sales to wholesale customers increased approximately 13% from the prior year. Wholesale customers include Liberator products sold to distributors and retailers and private label items sold to other resellers. The Wholesale category also includes contract manufacturing services, which consists of specialty items that are manufactured in small quantities for certain customer, and which, to date, has not been a material part of our business.

Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation. Gross margin as a percentage of sales decreased to 30% for the year ended June 30, 2009 from 36% in the prior year. This is primarily the result of a decrease in Direct to consumer sales combined with more frequent order and product specific discount offers for consumers. One of the most frequent consumer discount offers during fiscal 2009 was “free” or significantly reduced shipping and handling, which accounts for the decrease in the Other category revenue and gross profit. Gross profit on Wholesale sales increased as a result of a price increase that was implemented during the third quarter of fiscal 2009. Because product margins for all products in a given distribution channel are comparable, we analyze and manage our business based on changes in distribution channels and not by product mix.

Total operating expenses for the year ended June 30, 2009 were 40% of net sales, or $4,117,313, compared to 35% of net sales, or $4,160,474, for the year ended June 30, 2008. This slight decrease in operating expenses was primarily the result of lower advertising and promotion costs offset by higher sales and marketing personnel costs to support greater domestic and international wholesale distribution efforts. Advertising and promotion expenses decreased by 18% (or $190,269) from $1,054,959 in fiscal 2008 to $864,690 in fiscal 2009. Advertising and promotion expenses were reduced during fiscal 2009 as part of a plan to improve the targeting, timing and effectiveness of advertising spending. Other Selling and Marketing costs increased 18% (or $181,365) from fiscal 2008 to fiscal 2009, primarily as a result of increased sales staff and related personnel costs and additional website hosting costs.

Other income (expense) increased from ($153,113) to ($2,754,113) in fiscal 2009. Interest (expense) and financing costs in fiscal 2009 included $167,879 in additional interest expense related to the issuance of the preferred stock. This additional interest expense was recorded to bring the carrying value of the shares to their stated liquidation value. Expenses related to the merger during fiscal 2009 total $2,273,495. This item consists of $285,750 for the discounted face value of the convertible note payable to Hope Capital, $4,500 for the fair market value of the warrant for 1 million shares issued to Hope Capital, $1,250,000 for the fair market value of the Company shares deemed issued to our former shareholders, and $733,245 for the fair market value of shares issued for services in connection with the private placement that closed on June 26, 2009. All of the expenses related to the merger included in other income (expense) are non-cash expenses.

No expense or benefit from income taxes was recorded in the twelve months ended June 30, 2009 or 2008. We do not expect any U.S. federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

We had net loss of $3,754,982, or ($0.08) per diluted share, for the twelve months ended June 30, 2009 compared with net loss of $153,113, or $0.00 per diluted share, for the year ended June 30, 2008.

Fiscal Year ended June 30, 2008 Compared to the Fiscal Year Ended June 30, 2007

Net sales for the twelve months ended June 30, 2008 increased from the comparable prior year period by $1,616,810, or 16%. The increase in sales was substantially due to an increase in wholesale private label revenue and, to a lesser extent, higher sales of wholesale Liberator products through wholesale and retail distribution channels.

Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation. Gross margin as a percentage of sales increased slightly from 35% for the year ended June 30, 2007 to 36% for the year ended June 30, 2008. Because product margins for all products in a given distribution channel are comparable, we analyze and manage our business based on changes in distribution channels and not by product mix.

Total operating expenses for the year ended June 30, 2008 were 35% of net sales, or $4,160,474, compared to 42% of sales, or $4,236,136, for the year ended June 30, 2007. This decrease in operating expenses was primarily the result of a 26% reduction in advertising spending, from $1,422,263 in fiscal 2007 to $1,054,959 in fiscal 2008.

No expense or benefit from income taxes was recorded in the twelve months ended June 30, 2008 or 2007. We do not expect any U.S. federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

We had net loss of $153,113, or ($0.00) per diluted share, for the twelve months ended June 30, 2008 compared with net loss of $864,127, or $(0.02) per diluted share, for the twelve months ended June 30, 2007.

Variability of Results

We have experienced significant quarterly fluctuations in operating results and anticipate that these fluctuations may continue in future periods. As described in previous paragraphs, operating results have fluctuated as a result of changes in sales levels to consumers and wholesalers, competition, costs associated with new product introductions and increases in raw material costs. In addition, future operating results may fluctuate as a result of factors beyond our control such as foreign exchange fluctuation, changes in government regulations, and economic changes in the regions it operates in and sells to. A portion of our operating expenses are relatively fixed and the timing of increases in expense levels is based in large part on forecasts of future sales. Therefore, if net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to meaningfully adjust spending in certain areas, or the inability to adjust spending quickly enough, as in personnel and administrative costs, to compensate for a sales shortfall. We may also choose to reduce prices or increase spending in response to market conditions, and these decisions may have a material adverse effect on financial condition and results of operations.

Financial Condition

Cash and cash equivalents increased $1,726,114 to $1,815,633 at June 30, 2009 from $89,519 at June 30, 2008. This increase in cash resulted from cash provided by operating activities of $252,097 and cash provided by financing activities of $1,826,409, offset by cash used in investing activities of $352,392. Cash provided by operating activities for the year ended June 30, 2009 represents the results of operations adjusted for non-cash depreciation and the non-cash deferred rent accrual of $289,370, a decrease in inventory of $552,400 and increases in accounts payable of $633,674, offset by a slight increase in accounts receivable and other less significant changes. Cash flow used in investing activities reflects capital expenditures during the year ended June 30, 2009. The largest component of capital expenditures during the year ended June 30, 2009, is our project to upgrade our e-commerce platform and ERP system. Expenditures on the e-commerce platform and ERP system, as of June 30, 2009, total approximately $274,000. Cash flows provided by financing activities are attributable to the net proceeds from the sale of common stock of $1,699,465, proceeds of $550,000 from the credit card cash advance, loans from related parties of $120,948, and $111,188 in proceeds from new capital leases, offset in part by repayment of the credit card advance and repayment of a short-term note payable and unsecured notes.

As of June 30, 2009, net accounts receivable increased by $16,710, or 5%, to $346,430 from $329,720 at June 30, 2008. The increase in accounts receivable is primarily the result of increased sales to wholesale accounts. Management believes that our accounts receivable are collectible net of the allowance for doubtful accounts of $5,740 at June 30, 2009.

Net inventory decreased $552,400, or 44%, to $700,430 as of June 30, 2009 compared to $1,252,803 as of June 30, 2008. The decrease is greater than the year-to-date reduction in sales of 13% and also reflects better management of raw materials and finished goods.

Accounts payable increased $633,674, or 39%, to $2,247,845 as of June 30, 2009 compared to $1,614,170 as of June 30, 2008. The increase in accounts payable was due to our working capital deficiency and the necessity to unilaterally extend the payment periods to vendors.

Liquidity

At June 30, 2009, our working capital deficiency was $106,124, an improvement of $583,350 compared to $689,474 at June 30, 2008. Cash and cash equivalents at June 30, 2009 totaled $1,815,633, an increase of $1,726,114 from $89,519 at June 30, 2008.

As of June 30, 2009, we had a revolving line of credit with a commercial finance company which provides up to $500,000 credit against 85% of eligible accounts receivable (aged less than 90 days) and eligible inventory (as defined in the agreement) up to a sub-limit of $220,000, such inventory loan not to exceed 30% of the accounts receivable loan. Borrowings under the agreement bear interest at the Prime rate plus two percent (7 percent at June 30, 2008 and 5.25 percent at June 30, 2009), payable monthly. As of June 30, 2009. we were in full compliance with the terms of this revolving line of credit. The amount owed on the revolving line of credit was $287,140 at June 30, 2008 and $171,433 at June 30, 2009.

On July 2, 2008, we received $350,000 from a finance company under the terms of a credit facility that is secured by our future credit card receivables. Terms of the credit facility require repayment on each business day of principal and interest at a daily rate of $1,507 over a twelve month period. The credit facility has a financing fee of 12% (equal to $42,000) on the principal amount, which equates to an effective annual interest rate of 21.1%. The credit facility is personally guaranteed by our CEO and majority shareholder, Louis Friedman. On June 3, 2009, we borrowed an additional $200,000 under this credit facility. Terms of the current loan require repayment on each business day of principal and interest at a daily rate of $1,723.08 over a six month period. The current loan has a financing fee of 12% (equal to $24,000) on the principal amount, which equates to an effective annual interest rate of 43.2%. On June 26, 2009, the balance due on the credit card advance was $198,935.

As of June 30, 2007, we had a revolving line of credit with Fidelity Bank in the amount of $500,000. We were not in compliance at June 30, 2007 to the extent that the note required us to maintain a tangible net worth of $500,000. Subsequent to June 30, 2007, we signed a renewal note dated August 17, 2007 and maturing on December 31, 2007 that required us to achieve a tangible net worth of $700,000. The creditor waived the financial covenant requirement concerning the tangible net worth through August 8, 2007. Regardless of the financial covenants, we were always current with the principal and interest payments. The interest rate applied to the unpaid principal balance on this revolving line of credit was one percentage point above prime rate. The balance outstanding at June 30, 2007 was $ 500,000 and the current interest rate being applied to the balance was prime rate plus one percent which was then 9.25% with interest being payable monthly. This credit facility was repaid in full on March 19, 2008.

Management believes cash flows generated from operations, along with current cash as well as borrowing capacity under the line of credit and other credit facilities, should be sufficient to finance operating and capital requirements through the end of fiscal 2010. If new business opportunities do arise, additional outside funding may be required.

Sufficiency of Liquidity

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company incurred a net loss of $3,754,982 and $153,113 for the years ended June 30, 2009 and 2008, respectively, and as of June 30, 2009 the Company has an accumulated deficit of $15,965 and a working capital deficit of $106,124.

In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

These actions include initiatives to increase gross profit margins through improved production controls and reporting. To that end, the Company recently implemented a new Enterprise Resource Planning (ERP) software system. We also plan to reduce discretionary expense levels to be better in line with current revenue levels. Furthermore, our plan of operation in the next twelve months continues a strategy for growth within our existing lines of business with an on-going focus on growing domestic sales. We estimate that the operational and strategic development plans we have identified will require approximately $2,300,000 of funding. We expect to invest approximately $500,000 for additional inventory of sexual wellness products and $1,800,000 on sales and marketing programs, primarily sexual wellness advertising in magazines and on cable television. We will also be exploring the opportunity to acquire other compatible businesses.

We plan to finance the required $2,300,000 with a combination of cash flow from operations as well as cash on hand and cash raised through equity and debt financings.

Capital Resources

We do not currently have any material commitments for capital expenditures. We expect total fiscal 2010 capital expenditures to be under $100,000 and to be funded by capital leases and, to a lesser extent, operating cash flows. This includes capital expenditures in support of our normal operations, and expenditures that we may incur in conjunction with initiatives to upgrade our e-commerce platform and enterprise resource planning system (ERP system).

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs. This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms. In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business. If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

PROPERTIES

Liberator maintains its principal manufacturing and business offices at 2745 Bankers Industrial Drive, Atlanta, GA 30360, which consists of 140,000 square feet of manufacturing, warehouse and office space. Lease payments are currently $28,595 per month and increase approximately 3% annually to a maximum of $34,358.34 per month in the year 2015, which is when the lease expires.

MARKET INFORMATION

There is presently no established market for the Company’s securities.

As of February 9, 2010, we have 61,915,981 shares of common stock issued and outstanding. 1,492,456 shares of our common stock are subject to outstanding options, 2,462,393 shares of our common stock are subject to warrants, 1,500,000 shares of common stock are issuable upon the conversion of convertible notes, and 4,300,000 shares of common stock are issuable upon the conversion of the preferred stock (after July 1, 2011). None of the shares of our issued and outstanding common stock are currently eligible for resale pursuant to an exemption under Rule 144 promulgated under the Securities Act of 1933, as amended, as we ceased being a shell company on June 26, 2009 and such shares will be eligible subject to the requirements of Rule 144 after one (1) year has elapsed from the date we file “Form 10 information” with the Commission. We believe we have filed such “Form 10 information” as of the filing date of this Amendment to Current Report on Form 8-K.

As of February 9, 2010, we had approximately 57 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock by:

•	all persons who are beneficial owners of five percent (5%) or more of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 61,915,981 shares of common stock outstanding as of February 9, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 9, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Louis S. Friedman (1)	28,394,376		45.9%
Common	Ronald P. Scott (1)	438,456	(2)	0.7%
Common	Donald Cohen (3)	13,022,127		21.0%
Common	Leslie Vogelman (1)	0		0.0%
Common	David Wirth (1)	0		0.0%
Common	Hope Capital, Inc. (4)	6,190,001	(5)	9.9%
Common	All directors and executive officers as a group (5 persons)	41,854,959		67.1%

Preferred	Louis S. Friedman (1)	4,300,000		100.0%
Preferred	Ronald P. Scott (1)	0		0.0%
Preferred	Donald Cohen (3)	0		0.0%
Preferred	Leslie Vogelman (1)	0		0.0%
Preferred	David Wirth (1)	0		0.0%
Preferred	Ronald P. Scott (1)	0		0.0%
Preferred	All directors and executive officers as a group (5 persons)	4,300,000		100.0%

(1)	This person’s address is c/o Liberator, Inc., 2745 Bankers Industrial Drive, Doraville, GA 30360.

(2)	Includes options to purchase 438,456 shares of common stock.

(3)	This person’s address is c/o Paul M. Spizzirri, Esq., 1170 Peachtree Street NE, Suite 1200, Atlanta, GA 30309.

(4)	This person’s address is 1 Linden Place, Suite 207, Great Neck, NY 11021. Curt Kramer is the sole shareholder of Hope Capital, Inc.

(5)
Includes 1,040,000 shares of the 1,500,000 shares that are issuable upon conversion of the $375,000 convertible note payable held by Hope Capital, Inc.  Such note is convertible only to the extent that Hope Capital’s total ownership does not exceed 9.9% of the total shares issued and outstanding.  The reported amount does not include a warrant to purchase 1,000,000 shares of common stock to Hope Capital. Such warrant is exercisable at the holders option until June 26, 2014 and allows the holder to purchase shares of the Company at $.75 per share. The warrant is only exercisable to the extent that Hope Capital’s total share ownership does not exceed 9.9% of the total shares issued and outstanding.

EXECUTIVE COMPENSATION

Board of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

In conjunction with the preparation of this Current Report on Form 8-K, using the definition of “independence” established by the NASDAQ Stock Market, we have evaluated all relationships between each director and the Company.  Based on the foregoing definition, we have determined that none of our directors currently meet the definition of an “independent” director under the standards established by NASDAQ. We do not currently have an audit, nominating or compensation committee.  Our Board of Directors will continually monitor the standards established for director independence under applicable law or listing requirements and will take all reasonable steps to assure compliance with those standards.

Directors’ Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings, but we do not pay our directors fees or other cash compensation for services rendered as a director.

Executive Compensation

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended June 30, 2009, 2008, and 2007 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends (collectively, the “Named Executive Officers”).

	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Comp- ensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)
Louis S. Friedman (2)	2009	78,000	—	—	—	—	—	78,000
President, Chief Executive	2008	71,500	—	—	—	—	—	71,500
Officer and Chairman of the Board	2007	55,500	—	—	—	—	—	55,500
Ronald P. Scott	2009	128,500	—	—	—	—	—	128,500
Chief Financial Officer, Secretary	2008	101,280	—	—	866	—	—	102,146
And Director	2007	51,625	—	—	—	—	—	51,625
Lawrence Rothberg (3)	2009	—	—	—	—	—	—	—
President, Chief Executive Officer	2008	—	—	—	—	—	—	—
and Director	2007	—	—	—	—	—	—	—

(1)
Awards consist of stock options granted to the Named Executive Officer in the fiscal year specified as well as prior fiscal years. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by exercising stock options). Amounts listed in this column represent the compensation cost recognized by us for financial statement reporting purposes. These amounts have been calculated in accordance with SFAS No. 123(R).

(2)	Mr. Friedman’s current annual salary, effective July 1, 2009, is $150,000.

(3)
Lawrence Rothberg was the Company’s President and Chief Executive Officer from December 15, 2007 until the Company’s merger with OneUp Innovations on June 26, 2009. He received no compensation from the company for his service in those positions.

Outstanding Equity Awards at Fiscal Year End

The following table shows, for the fiscal year ended June 30, 2008, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Louis S. Friedman	—	—	—	—	—	—	—	—
Ronald P. Scott	438,456	—	0.228	10/1/2012	—	—	—	—
Lawrence Rothberg	—	—	—	—	—	—	—	—

(1)	Options granted to the Named Executive Officers expire five years after the grant date. These options were not granted pursuant to a Section 16(b)(3) Plan.

Options/SAR Grants in the Last Fiscal Year

On October 1, 2007, the Board of Directors granted a non-qualified stock option to Ronald Scott, the Company’s Chief Financial Officer. The five-year option provides for the purchases of up to 438,456 shares at an exercise price of $.228 per share.

Aggregated Options/SAR Exercises in Last Fiscal Year and Year End Option/SAR Values

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there were no transactions during the last fiscal year, and there are no proposed transactions, to which the Company was or is to become a party in which any director, executive officer, director nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

On June 30, 2008, the Company had a subordinated note payable to the majority shareholder and CEO in the amount of $310,000 and the majority shareholder's wife in the amount of $395,000, which was not memorialized in writing. During fiscal 2009, the majority shareholder loaned the Company an additional $91,000 and a director loaned the Company $29,948, each of which were also not memorialized in writing.  On June 26, 2009, in connection with the merger into Remark Enterprises, Inc., the majority shareholder and his wife verbally agreed to convert $700,000 of principal balance and $132,120 of accrued but unpaid interest to preferred stock.  Interest during fiscal 2009 was accrued by the Company at the prevailing prime rate (which is currently at 3.25%) and totaled $34,647. The interest accrued on these notes for the year ended June 30, 2008 was $47,576. The accrued interest balance on these notes, as of June 30, 2009, is $8,210. The notes are subordinate to all other credit facilities currently in place and are based on verbal agreements between the lenders and the Company.

In connection with the merger, the Company issued a 3% convertible note payable to Hope Capital with a face amount of $375,000. Hope Capital is a shareholder of the Company.  The note is convertible, at the holders option, into common stock at $.25 per share and may be converted at any time prior to the maturity date of August 15, 2012. Upon maturity, the Company has the option to either repay the note plus accrued interest in cash or issue the equivalent number of shares of common stock at $.25 per share. The 3% convertible note payable is carried net of the fair market value of the embedded conversion feature of $89,250.  This amount will be amortized over the life of the note as additional interest.

Our former officer and director, Lawrence Rothberg, received no consideration in connection with the acquisition of OneUp Innovations.

The lease for the Company’s current facility required the Company to provide a standby letter of credit payable to the lessor in the amount of $225,000 until December 31, 2010. Upon expiration of the initial letter of credit, a letter of credit in the amount of $25,000 (in lieu of a security deposit) is required to be secured. As the Company was unable to obtain the letter of credit at the inception of the facility lease, the Company’s President and Chief Executive Officer agreed to provide this standby letter of credit on the Company’s behalf.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that have had or may have a significant effect on us. We are not aware of any other material legal proceedings pending or threatened against us.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by: (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Article VII of our By-laws provides that:

•
no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and

•	the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our Articles of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIVIDEND POLICY

Any future determination as to the declaration and payment of dividends on shares of our common stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of common stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

CODE OF ETHICS

We have not adopted a code of ethics as of the date of this report because we have not had the resources to do so.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the closing of the exchange transaction. This description is only a summary. You should also refer to our articles of incorporation and bylaws that have been incorporated by reference or filed with the Commission as exhibits to this Form 8-K.

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

Common Stock

Each outstanding share of common stock shall be entitled to one vote and each fractional share of common stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by our Articles of Incorporation or the Nevada Business Corporation Act, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.  Our articles of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders after distribution of assets to the holders of preferred stock.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Voting Rights

Each holder of record of preferred stock shall be entitled to vote at all meetings of stockholders and shall have ten (10) votes per share of preferred stock.  Except as provided herein or as required by law, holders of preferred stock shall vote together with the holders of common stock as a single class on all actions to be taken by our shareholders.

Conversion Rights

The holder of shares of preferred stock shall have the right to convert each such stock into one share of fully paid and non-assessable common stock.  Such conversion right shall vest and shall first be available on July 1, 2011. Any holder of one or more shares of preferred stock electing to convert any or all of such shares into common stock shall surrender the certificate or certificates evidencing such shares at the principal office of the Company, at any time during its usual business hours, and shall simultaneously with such surrender give written notice of his or its intention to convert, stating therein the number of shares of preferred stock to be converted and the name or names (with addresses) of the registered holders of the preferred stock in which the certificate or certificates for common stock shall be issued.  Each certificate evidencing shares so surrendered shall be duly endorsed to the Companyby means of signatures which shall be guaranteed by either a national bank or a member of a national securities exchange.

Adjustment for Stock Dividends and Stock Splits

If the Company, at any time while preferred stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Liquidation Preference

Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the shares of the preferred stock then outstanding shall be entitled to receive out of the assets of the Company (whether representing capital or surplus), before any payment or distribution shall be made on the common stock, or upon any other class or series of stock ranking junior to the preferred stock as to liquidation rights or dividends, $.23256 for each share of preferred stock (for a total of $1,000,000), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of preferred stock, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each such holder. If the assets distributable on any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to permit the payment to the holders of the preferred stock of the full preferential amounts attributable thereto, then the entire assets of the Company shall be distributed among the holders of the preferred stock ratably, in proportion to the respective amounts the holders of such shares of preferred stock would be entitled to receive if they were paid in full all preferential amounts. A consolidation or merger of the Company with or into any other corporation or corporations not owned or controlled by the Company and in which the Company is not the surviving entity, or the sale or transfer by the Company of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the business of the Company for purposes hereof.

Protective Provision

At any time when shares of preferred stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of preferred stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i)          liquidate, dissolve or wind-up the business and affairs of the Company, effect any deemed liquidation event described above, or consent to any of the foregoing;

(ii)         create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock  or increase the authorized number of shares of preferred stock.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Merger Agreement, on June 26, 2009, we issued 45,000,000 shares of our common stock to 11 individuals who collectively owned 100% of OneUp Innovations in exchange for 100% of the outstanding shares of OneUp. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Pursuant to the Offering, on June 26, 2009, we issued 8,000,000 shares of our common stock to 37 individuals and entities pursuant to a private placement memorandum and subscription agreement in the aggregate amount of $2,000,000.  All of the shares were sold to “accredited investors” as defined in 501(a) of the Securities Act.  Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders was accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

Pursuant to the engagement letter with New Castle Financial Services, on June 26, 2009, we issued 2,732,980 shares of our common stock to New Castle Financial Services with respect to investment banking and financial services performed by New Castle Financial Services in connection with the Offering. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In addition, in connection with a finders’ fee agreement, we issued 200,000 shares of our common stock to Downshire Capital with respect to services as a finder performed by Downshire Capital in connection with the Merger. Pursuant to the verbal agreement, Downshire agreed to receive 2.5% of the gross amount raised in the June 2009 private placement, in stock. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.01 Changes in Control of Registrant.

As explained more fully in Item 2.01, in connection with the Merger Agreement, on June 26, 2009, we issued 45,000,000 shares of our common stock to shareholders of OneUp Inc. in exchange for the transfer of 100% of the outstanding shares of OneUp capital stock to us. As such, immediately following the consummation of the transactions contemplated by the Merger Agreement, the former shareholders of OneUp hold approximately 90.0% of the total combined voting power of all classes of our outstanding stock entitled to vote.

As explained more fully in the above Item 2.01 under the section titled “Management” and below in Item 5.02 of this Current Report on Form 8-K, on June 26, 2009, we acquired OneUp, Inc., Lawrence Rothberg tendered his resignations from the board and from all offices held in the Company, effective immediately. In connection with the acquisition of OneUp on June 26, 2009 and the vote of the shareholders of the Company on June 26, 2009, Louis S. Friedman, Ronald P. Scott and Don Cohen were elected directors of the Company effective immediately.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Resignation of Directors/Officers

Effective immediately upon the consummation of the transactions contemplated by the Merger Agreement, Lawrence Rothberg tendered his resignation from the board and from all offices held in the Company. There were no disagreements between any officer or director of the Company and us.

(b) Appointment of Directors and Officers

The following persons are our executive officers and directors. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death. The following directors were elected at a shareholders meeting held on June 26, 2009.

Name	Age	Position

Louis S. Friedman	58	Chief Executive Officer, President and Director

Don Cohen	49	Director

Ronald P. Scott	55	Chief Financial Officer, Secretary, Director

Leslie Vogelman	56	Treasurer

David Wirth	31	Vice President -Operations.

All directors serve for one-year terms until their successors are elected or they are re-elected at the annual stockholders' meeting.  Officers hold their positions at the pleasure of the board of directors.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.  Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

Directors are not presently compensated for their service on the board, other than the repayment of actual expenses incurred.  There are no present plans to compensate directors for their service on the board.

The business experience of each of the persons listed above during the past five years is as follows:

Louis S. Friedman, Founder, President, Chief Executive Officer and Director.  Mr. Friedman has served as Chief Executive Officer and a director since Liberator’s founding in 2000.  He has been an entrepreneur all his adult life.  In 1980, at the age of 28, Mr. Friedman purchased equity in and became Managing Director of Chemtronics, Inc. During his ten years with the company, Chemtronics developed diverse distribution in both the industrial and consumer sectors and emerged as a world leader in electronic consumables and specialty chemicals.  In 1990, at the age of 38, Mr. Friedman was instrumental in negotiating and completing the sale of Chemtronics, Inc. to Morgan Crucible Company plc, a British company founded in 1856 and traded on the London Stock Exchange. After the sale of Chemtronics, Inc., Mr. Friedman retired to become a full time investor in hedge funds and a strategic investor and board member in venture capital start-ups.  His exposure to the venture capital markets has provided him the experience and opportunity to evaluate many companies in business sectors ranging from consumer products to telecommunications.

Ronald P. Scott, Chief Financial Officer, Secretary and Director.  Mr. Scott joined Liberator as a part-time consultant in July, 2006 and as a full-time consultant in October, 2007, serving as Liberator’s Chief Financial Officer.  Prior to Liberator, and from 1990 to 2003, Mr. Scott was Executive Vice President of Finance and Administration and, from 1995 to 2004, a member of the Board of Directors for Cyanotech Corporation, a NASDAQ-listed natural products company.  Mr. Scott holds a B.S. degree in Finance and Management from San Jose State University and an M.B.A. degree with a concentration in Accounting from Santa Clara University.

Don Cohen, Founder and Director. Mr. Cohen co-founded OneUp with Mr. Friedman in 2000 and has served as a director since its founding.  From 2000 to November, 2008, Mr. Cohen was the President of OneUp and responsible for establishing relationships with major retailers, online merchants, home party companies, affiliates, domestic distributors, international distributors and partners. Mr. Cohen was also responsible for the OneUp sales efforts and managing the OneUp sales team. In November, 2008, Mr. Cohen’s title was changed to Director of Business Development on April 1, 2009 became an independent sales representative responsible for managing certain existing accounts and developing new key accounts in the United States and Canada. Mr. Cohen is a resident of Canada.

Leslie Vogelman, Treasurer.  Ms. Vogelman worked for many years at New York Telephone, AT&T and NYNEX in the areas of consumer marketing, marketing research, strategic planning and finance. She joined OneUp at its inception in 2000.  She brings a wealth of knowledge in both marketing and finance, although her primary responsibilities are in the financial arena.  Ms. Vogelman holds a B.A. from the State University of New York in Binghamton and an M.B.A. from Adelphi University. Leslie Vogelman is married to Louis Friedman.

David Wirth, Vice President – Operations.  David Wirth is a graduate of Colorado College with a Bachelor of Arts degree in Biology and a Graduate Certificate in Business Administration from Idaho State University.  Mr Wirth joined OneUp in June 2008 as the Purchasing Manager. Prior to joining the Company, and from October 2006 to May 2008, Mr. Wirth was the Logistics Manager for Distilled Resources, Inc., where he managed the purchasing, production, shipping and receiving departments. Distilled Resources, Inc. is located in Idaho Falls, ID and is the only certified organic distillery in North America. From September 2004 to August 2006, Mr. Wirth was with Marine Electric Company in Louisville, KY where he was the Purchasing Manager.

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•
being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

•	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Family Relationships

Louis Friedman, our President, Chief Executive Officer and Chairman, and Leslie Vogelman, our Treasurer are married. Other than otherwise disclosed, there are no other relationships between the officers or directors of the Company.

Item 5.03 - Amendments to Articles of Incorporation; Change In Fiscal Year

The information required by this Item was described under Item 5.03 in our current report on Form 8-K filed with the Commission on August 14, 2009, and such disclosures are incorporated herein by reference.

Item 5.06 – Change in Shell Company Status

The material terms of the merger that had the effect of causing the Company to cease being a shell company is described under Item 2.01 above, and such disclosures are incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     The Audited Consolidated Financial Statements as of June 30, 2009 and 2008 and for the years ended June 30, 2009 and 2008 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

     The Unaudited Condensed Consolidated Financial Statements of OneUp Innovations, Inc. as of March 31, 2009 and for the three month and nine months ended March 31, 2009 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(d) EXHIBITS

Exhibit No.	Description
2.1	Stock Purchase and Recapitalization Agreement dated March 31, 2009 and fully executed on April 3, 2009 *

2.2	Amendment No. 1 to Stock Purchase and Recapitalization Agreement, dated June 22, 2009 *

3.1	Articles of Incorporation (1)

3.2	Amended and Restated Certificate of Incorporation (1)

3.3	Bylaws (1)

3.4	Certificate of Amendment (4)

4.1	Common Stock Purchase Warrant issued to Hope Capital, Inc., dated June 26, 2009 *

4.2	Common Stock Purchase Warrant issued to New Castle Financial Services LLC, dated June 26, 2009 *

4.3	3% Convertible Note Due August 15, 2012 issued to Hope Capital, Inc., dated June 24, 2009 *

10.1	Engagement Letter with New Castle Financial Services, dated January 22, 2009 (2)

10.2	Amended and Restated Engagement Letter with New Castle Financial Services, dated April 1, 2009 (5)

10.3	Amendment to Engagement Letter with New Castle Financial Services, dated June 26, 2009 (5)

10.4	Distribution Agreement between OneUp Innovations, Inc. and InJoy Innovations Pty Ltd., dated May 12, 2008 *

10.5	Distribution Agreement between OneUp Innovations, Inc. and Ong S.C. Ian, dated May 21, 2008 *

10.6	Distribution Agreement between OneUp Innovations, Inc. and UpOne Trading B.V., dated May 31, 2008 *

10.7	Distribution Agreement between OneUp Innovations, Inc. and Freedom Worldwide Limited, dated June 2, 2008 *

10.8	Distribution Agreement between OneUp Innovations, Inc. and Dahlab Pascal, dated October 20, 2008 *

10.9	Distribution Agreement between OneUp Innovations, Inc. and TRE PI SRL, dated January 12, 2009 *

10.10	Lease Agreement between Bedford Realty Company, LLC and OneUp Innovations, Inc., dated September 26, 2005 *

10.11	Written Description of Oral Agreement between OneUp Innovations, Inc. and Downshire Capital, dated March 11, 2009 *

10.12	Receivables Financing Agreement between Advance Financial Corporation and OneUp Innovations, Inc., dated March 19, 2008 *

10.13	Credit Cash Receivables Advance Agreement between CC Funding and OneUp Innovations, Inc., dated June 25, 2008 *

10.14	Irrevocable Standby Letter of Credit issued by Fidelity Bank to Bedford Realty Company, LLC for the account of OneUp Innovations, Inc., dated September 29, 2005 *

10.15	Form of Subscription Agreement *

10.16	Common Stock Purchase Agreement dated September 2, 2009 by and between Liberator, Inc, Belmont Partners, LLC, and WES Consulting, Inc. (4)

10.17	Written Description of Oral Agreement between OneUp Innovations, Inc. and Louis S. Friedman, dated January 1, 2005 *

10.18	Written Description of Oral Agreement between OneUp Innovations, Inc. and Leslie Vogelman, dated June 23, 2006 *

10.19	Written Description of Oral Agreement between OneUp Innovations, Inc. and Don Cohen, dated July 25, 2008 *

10.20	Guaranty by Louis Friedman, dated June 25, 2008 *

21.1	Subsidiaries *

99.1	Audited Consolidated Financial Statements as of June 30, 2009 and 2008 and for the years ended June 30, 2009 and 2008, and accompanying notes to combined financial statements *

99.2	The Unaudited Condensed Consolidated Financial Statements of OneUp Innovations, Inc. as of March 31, 2009 and for the three and nine months ended March 31, 2009 (3)

*	Filed herewith.

(1)	Filed on December 3, 2008 as an exhibit to our Registration Statement on Form 10, and incorporated herein by reference.
(2)	Filed on June 12, 2009 as an exhibit to Amendment No. 4 of our Registration Statement on Form 10, and incorporated herein by reference.
(3)	Filed on July 2, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.
(4)	Filed on February 2, 2010 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.
(5)	Filed on February 4, 2010 as an exhibit to Amendment No. 1 of our Annual Report on Form 10-K, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberator, Inc. (Registrant)

Date: February 10, 2010	By:	/s/Louis S. Friedman
Louis S. Friedman
Chief Executive Officer and President